Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-54465, 33-3307 and 33-61092 of Viad Corp on Form S-3 and Nos. 333-63397, 333-35231, 333-99239 and 333-130175 on Form S-8 of our report dated March 1, 2006, relating to the financial statements and financial statement schedule of Viad Corp and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2005.
/s/ Deloitte & Touche llp
Deloitte & Touche llp
Phoenix, Arizona
March 1, 2006